Sadia S.A.

Interim financial information
Six-month period ended
June 30, 2004 (Unaudited)

(A translation of the original interim financial information in Portuguese, prepared in accordance with accounting principles derived from the Brazilian Corporation Law and rules of the Brazilian Securities and Exchange Commission (CVM))

Sadia S.A.

Interim financial information (Unaudited)

Six-month period ended June 30, 2004

Contents

Independent accountants' review report

Balance sheets

Income statement

Notes to the interim financial information

Independent accountants' review report

To
The Board of Directors and Shareholders
Sadia S.A.
Concórdia - SC

1. We have reviewed the interim financial information of Sadia S.A. and the consolidated interim financial information of Sadia S.A and its subsidiaries, for the three-month period ended June 30, 2004, which comprises the balance sheets, the statements of income, management report and other relevant information, prepared in accordance with accounting practices adopted in Brazil.

2. Our review was prepared in accordance with the review standards established by IBRACON - Brazilian Institute of Independent Auditors and the Federal Accounting Council, and included, basically: (a) inquiry and discussion with management responsible for the accounting, financial and operating departments of the Company and its subsidiaries, regarding the main criteria adopted in the preparation of the quarterly information; and (b) review of the information and subsequent events, which have, or may have, a material effect on the financial situation and the operations of the Company and its subsidiaries.

3. Based on our special review, we are not aware of any material modification that should be made to the accompanying interim financial information for it to be in accordance with accounting practices adopted in Brazil and regulations issued by the Brazilian Securities Commission (CVM), specifically applicable to the preparation of interim financial information.

4. We have reviewed the interim financial information for the three-month period ended March 31, 2004 and we issued an unqualified review report on April 30, 2004. The interim financial information for the quarter ended June 30, 2003 was reviewed by other independent accountants, who issued an unqualified review report dated July 30, 2003.

July 23, 2004

KPMG Auditores Independentes
CRC 2SP014428/O-6

Adelino Dias Pinho
Accountant CRC SP097869/O-6-S-SC

Sadia S.A.

Balance sheets (Unaudited)

June 30 and March 31, 2004

(In thousands of Reais)

	Parent company		Consolidated
	June 30, 2004	March 31, 2004	June 30, 2004	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	288,432	119,242	446,024	137,716
Short-term investments	1,237,837	1,127,575	2,195,711	2,170,959
Trade accounts receivable - Domestic market	165,079	160,431	165,739	161,254
Trade accounts receivable - Foreign markets	661,431	648,089	205,791	310,178
Allowance for doubtful accounts	(24,037)	(23,331)	(32,578)	(26,176)
Recoverable taxes	149,392	153,200	152,354	156,150
Inventories	1,091,667	1,016,153	1,133,226	1,048,724
Deferred tax credits	41,467	41,467	41,467	41,467
Other receivables	38,007	33,368	59,526	79,245
Assets available for sale	5,419	4,554	5,478	4,612
Prepaid expenses	21,141	17,671	22,061	18,287
	3,675,835	3,298,419	4,394,799	4,102,416
Noncurrent assets:
Related parties	34,149	31,093	-	-
Long-term investments	108,336	72,895	352,965	159,929
Judicial deposits	74,410	75,938	74,516	76,044
Recoverable taxes	71,504	67,198	71,975	67,625
Deferred tax credits	66,778	68,463	68,284	70,572
Assets available for sale	14,910	14,910	14,910	14,910
Other receivables	13,821	13,633	14,104	15,492
	383,908	344,130	596,754	404,572

Permanent assets:
Investments	643,018	682,171	18,297	17,427
Property, plant and equipment	923,761	895,505	926,720	898,167
Deferred charges	55,649	66,689	56,524	67,629
	1,622,428	1,644,365	1,001,541	983,223
Total assets	5,682,171	5,286,914	5,993,094	5,490,211

See the independent accountants' review report and the accompanying notes to the interim financial information.

	Parent company		Consolidated
	June 30, 2004	March 31, 2004	June 30, 2004	March 31, 2004
Liabilities and shareholders' equity
Current liabilities:
Loans and financing	1,789,752	1,162,436	1,821,901	1,235,267
Trade accounts payable	493,212	411,706	498,334	417,047
Advances from customers	9,599	8,984	792	4,298
Salaries and social charges payable	17,084	15,863	17,200	15,909
Taxes payable	21,605	42,323	28,317	47,888
Dividends payable	43,941	329	43,941	329
Accrued vacation and 13th salary	74,050	56,406	75,005	57,179
Employees' profit sharing	25,778	15,270	26,179	15,464
Other accounts payable	96,289	76,991	214,896	197,886
	2,571,310	1,790,308	2,726,565	1,991,267
Noncurrent liabilities:
Loans and financing	1,277,507	1,681,688	1,432,882	1,685,222
Taxes payable	29,845	28,986	29,874	29,018
Provision for contingencies	66,434	65,536	70,682	69,795
Provision for losses on investments	794	784	-	-
Deferred taxes	10,253	9,802	10,253	9,802
Employee benefit plan	71,868	71,868	71,868	71,868
Other accounts payable	15,380	15,029	16,418	16,458
	1,472,081	1,873,693	1,631,977	1,882,163
Minority interest in subsidiaries	-	-	(51)	6
Shareholders' equity:
Capital	1,000,000	1,000,000	1,000,000	1,000,000
Profit reserves	470,450	470,450	470,450	470,450
Treasury stock	(198)	(198)	(198)	(198)
Retained earnings	168,528	152,661	164,351	146,523
	1,638,780	1,622,913	1,634,603	1,616,775
Total liabilities and shareholders' equity	5,682,171	5,286,914	5,993,094	5,490,211

See the independent accountants' review report and the accompanying notes to the interim financial information.

Sadia S.A.

Income statement (Unaudited)

June 30 , 2004 and 2003

(In thousands of R eais, except per for share information on shares )

	Parent company				Consolidated
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June, 30, 2004	June, 30, 2003	June, 30, 2004	June, 30, 2003	June, 30, 2004	June, 30, 2003	June, 30, 2004	June, 30, 2003
Gross operating revenue:
Domestic market	864,697	731,086	1,702,870	1,459,515	866,940	732,845	1,707,251	1,462,537
Foreign market	811,489	524,894	1,488,884	1,130,836	907,685	566,785	1,706,066	1,215,822
	1,676,186	1,255,980	3,191,754	2,590,351	1,774,625	1,299,630	3,413,317	2,678,359
Sales deductions:
Value-added tax on sales and sales deductions	(181,599)	(118,600)	(343,740)	(237,296)	(216,347)	(134,864)	(416,780)	(259,837)
Net operating revenue	1,494,587	1,137,380	2,848,014	2,353,055	1,558,278	1,164,766	2,996,537	2,418,522
Cost of goods sold	(1,049,772)	(897,575)	(1,967,557)	(1,834,541)	(1,052,897)	(867,591)	(1,994,355)	(1,786,749)
Gross profit	444,815	239,805	880,457	518,514	505,381	297,175	1,002,182	631,773
Operating income (expenses):
Selling expenses	(265,952)	(172,848)	(471,303)	(368,815)	(301,818)	(197,562)	(545,313)	(431,378)
Management fees	(2,999)	(2,603)	(5,922)	(4,676)	(2,999)	(2,603)	(5,922)	(4,676)
Administrative and general expenses	(13,027)	(10,951)	(26,425)	(21,216)	(13,397)	(10,952)	(26,795)	(21,218)
Employees' profit sharing	(10,830)	(6,300)	(25,328)	(10,599)	(11,184)	(6,300)	(26,275)	(11,090)
Other operating income	4,419	(6,515)	11,816	(10,975)	3,444	(8,119)	2,448	(12,708)
Financial income (expenses), net	(27,129)	(19,087)	(73,021)	(31,455)	(126,540)	71,413	(178,229)	120,601
Equity in earnings of subsidiaries	(40,376)	70,615	(30,148)	142,793	39,742	(49,399)	44,848	(65,298)
Operating income	88,921	92,116	260,126	213,571	92,629	93,653	266,944	206,006
Nonoperating income (expenses)	(406)	(7,792)	(1,158)	(6,376)	(446)	(10,304)	(1,199)	(8,895)
Income before income and social contribution Taxes	88,515	84,324	258,968	207,195	92,183	83,349	265,745	197,111
Current income and social contribution taxes	(19,163)	7,573	(27,801)	(8,320)	(20,324)	6,639	(29,977)	(9,922)
Deferred income and social contribution taxes	(2,136)	7,497	(36,222)	(6,352)	(2,739)	6,878	(37,306)	(4,842)
Net income	67,216	99,394	194,945	192,523	69,120	96,866	198,462	182,347
Minority interest	-	-	-	-	57	35	68	404
Controlling shareholder equity interest	67,216	99,394	194,945	192,523	69,177	96,901	198,530	182,751
Outstanding shares net of treasury stock (thousands)	682,696	682,696	682,696	682,696	682,696	682,696	682,696	682,696
Earnings per share - in Reais	0.09846	0.14559	0.28555	0.28200	0.10133	0.14194	0.29080	0.26769

See the independent accountants' review report and the accompanying notes to the interim financial information.

Sadia S.A.

Notes to the interim financial information (Unaudited)

(In thousands of Reais)

1        Operations

The Company’s main business activities are organized into three operational segments: the industrial processing and distribution of food products and the production of pork and poultry (chickens and turkeys) for sale in Brazil and abroad. The industrially processed products segment has been the principal focus of the Company’s investments in recent years and comprises products such as oven-ready frozen food, refrigerated pizzas and pasta, margarine, industrially processed poultry and pork by-products, crumbed products, a diet line and pre-sliced ready-packed products.

2        Preparation and presentation of the interim financial information

The interim financial information was prepared in accordance with Brazilian Corporation Law and the rules of the Brazilian Securities Commission - CVM, which are consistent with those applied in the preparation of the annual financial statements.

Interim financial information and notes are stated in thousands of Reais, unless otherwise indicated.

3        Summary of the principal accounting practices

a. Income statement

Income and expenses are recognized on the accrual basis. Revenue from the sale of goods is recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer.

b. Foreign currency

Monetary assets and liabilities denominated in foreign currencies were translated into reais at the foreign exchange rate ruling at the quarterly information date. Foreign exchange differences arising on translation are recognized in the income statement.

c. Accounting estimates

The accounting estimates and assumptions used are reviewed monthly and were established on quantitative and qualitative data, based on management's opinion of the appropriate amounts to be recorded in the interim financial information. Significant items subject to these estimates and assumptions include the allowance for doubtful accounts, depreciation and amortization of assets, provision for contingencies, realization of deferred income and social contribution taxes and liabilities related to employees' benefits. The settlement of transactions involving these estimates may result in significantly different amounts due to the lack of precision inherent to the process of their determination.

d. Long and short-term investments

Investment funds in local and foreign currency are stated at market value according to the respective fund shares on the quarterly information date.

Long and short-term investments in local currency are stated at cost plus earnings to the balance sheet date, not exceeding market value.

Foreign investments in foreign currency are stated at the cost of acquisition plus interest accrued and the realization of goodwill/negative goodwill of the securities, allocated in accordance with the period of time between the date of acquisition and the date of maturity. These securities are accounted for in accordance with their expectation for redemption and a comparison with their respective market value is shown in Note 16d.

Additionally, the portion receivable from currency swap contracts is recorded, stated at the difference between the nominal amounts of these contracts and the amounts restated by the variation of the US dollar, plus interest earned up to the date of the quarterly information.

e. Allowance for doubtful accounts

The allowance for doubtful accounts is calculated on estimated losses in an amount considered sufficient to cover possible losses on receivables.

f. Inventories

These are stated at their average cost of acquisition or production, not exceeding replacement or realizable value. The elimination of unrealized result in consolidated inventories is stated in item 3 (m).

g. Investments

Investments in subsidiaries in Brazil and abroad are stated by the equity method in the Company’s statements, based on their equities on the same date, presented in Note 7, and applying the same accounting practices. The gains or losses due to changes in the participation percentages are stated in nonoperating results.

The quarterly information of foreign subsidiaries is translated into Brazilian Reais, based on the following criteria:

· Balance sheet accounts at the exchange rate at the end of the period.
· Statement of income accounts at the exchange rate at the end of each month.

Other investments are stated at cost of acquisition, less an adjustment to cover losses considered permanent.

h. Property, plant and equipment

These are stated at cost of acquisition, formation or construction. Depreciation is calculated by the straight-line method at annual rates taking into consideration the useful economic life of the assets, adjusted for the number of operating shifts, as shown in Note 8. Interest accrued on financing of projects for construction, modernization and expansion of industrial units is allocated to the costs of the corresponding construction in progress.

i. Deferred charges

Represent pre-operating costs incurred in the implementation of management software, and the expansion and modernization of plant, which are amortized over 5 years as from the beginning of operation.

j. Current and noncurrent liabilities

Current and noncurrent liabilities are stated at known or estimated values plus related charges and monetary and exchange variations up to the quarterly information date.

k. Income and social contribution taxes

The income and social contribution taxes, current and deferred, are based on the effective rates of the income and social contribution taxes on net income, and consider the offsetting of tax loss carryforward and negative basis of social contribution limited to 30% of the taxable income.

The deferred tax assets resulting from carryforward tax losses, negative basis of social contribution and temporary differences were recorded in accordance with CVM Instruction 371/02 and consider past profitability and expectations of future taxable income, based on the Company’s projections.

l. Employees’ benefits

Employees’ benefits are stated based on actuarial studies prepared annually.

m. Consolidated financial information

The consolidated financial information include the accounts of Sadia S.A. and its direct and indirect subsidiaries, including investments in joint ventures. The consolidated direct or indirect subsidiaries and the corresponding shareholdings of the Company are as follows:

	Shareholdings in % at
	June 30, 2004	March 31, 2004
Sadia International Ltd.	100.00	100.00
Sadia Uruguay S.A.	100.00	100.00
Sadia Alimentos S.A.	0.01	0.01
Sadia Chile S.A.	60.00	60.00
Sadia Alimentos S.A.	99.99	99.99
Sadia Itália S.R.L.	99.99	99.99
Churrascaria Beijing Brazil Ltd. (*)	50.00	50.00
Concórdia Foods Ltd. (*)	50.00	50.00
Sadia Europe Ltd.	100.00	100.00
Concórdia S.A. C.V.M.C.C.	99.99	99.99
Rezende Óleo Ltda.	100.00	100.00
Rezende Marketing e Comunicações Ltda.	0.09	0.09
Concórdia S.A. C.V.M.C.C.	0.001	0.001
Rezende Marketing e Comunicações Ltda.	99.91	99.91
Sadia GmbH	100.00	100.00
Laxness F. C. P. A. Lda.	100.00	100.00
EzFood Serviços S.A. (*)	33.33	33.33

(*) "Joint-Ventures"

Transactions and balances between the companies included in the consolidation have been eliminated. Minority interest was excluded from shareholders' equity and net income and is presented separately in the consolidated balance sheet and income statement.

In the case of joint ventures, the assets, liabilities and shareholders' equity, and the result of the period were consolidated proportionately to the Company's shareholdings.

Reconciliation of shareholders' equity and net income for the semester between the Company and the consolidated shareholders' equity and net income is as follows:

	Net income		Shareholders' equity
	06/30/2004	06/30/2003	06/30/2004	03/31/2004
Company's financial information	194,945	192,523	1,638,780	1,622,913
Elimination of unrealized profits on inventories in intercompany operations , net of taxes	(4,177)	(11,806)	(11,939)	(13,900)
Reversal of the elimination of unrealized result in inventories, net of taxes, resulting from intercompany operations at December 31, 2003 and 2002	7,762	2,034	7,762	7,762
Consolidated financial information	198,530	182,751	1,634,603	1,616,775

4       Long and short-term investments

	Interest % (annual average)	Parent company		Consolidated
		06/30/2004	03/31/2004	06/30/2004	03/31/2004
Short-term investments
Local currency
Investment funds	15.80	800,487	731,084	833,567	767,602
Treasury bills - LFT	15.80	144,647	137,105	144,647	137,105
Austrian Bonds indexed in Reais	12.60	222,868	216,836	222,868	216,836
Bank deposit certificates	15.80	3,013	39,617	3,013	39,617

		1,171,015	1,124,642	1,204,095	1,161,160
Foreign currency
Investment funds	16.47	-	-	566.649	614.106
Interest-bearing current account s	1.00	-	-	358.145	379.231
Swap contracts		66,822	2,933	66,822	2,933
		66,822	2,933	991,616	996,270
		1,237,837	1,127,575	2,195,711	2,157,430
Short-term portion of long-term investments
Foreign currency
Global Notes - Private	10.00	-	-	-	13,529
		-	-	-	13,529
Total short-term investments		1,237,837	1,127,575	2,195,711	2,170,959
Long-term investments
Local currency
National Treasury Securities - CTN	12.00	20,023	18,652	20,023	18,652
		20,023	18,652	20,023	18,652

	Interest % (annual average)	Parent company		Consolidated
		06/30/2004	03/31/2004	06/30/2004	03/31/2004
Foreign currency
Investment funds	16.47	-	-	244,629	87,034
Global notes - Private	10.00	-	-	-	13,529
Swap contracts		88,313	54,243	88,313	54,243
		88,313	54,243	332,942	154,806
Total long-term investments		108,336	72,895	352,965	173,458
Short-term portion of long-term investments		-	-	-	(13,529)
Long-term portion		108,336	72,895	352,965	159,929

Long-term investments as of June 30, 2004 mature as follows:

	Parent company	Consolidated
Maturity
2005	43,097	287,726
2006	44,011	44,011
2007	698	698
2008	507	507
2009 onwards	20,023	20,023

	108,336	352,965

During the second quarter of 2004, Management decided to dispose of the Brazilian debt securities (Brazil Global e Brazil C Bearer Bonds), which were part of the portfolio of investment funds of it subsidiary abroad, thus reducing the exposure of the Company and its subsidiaries to the volatility of these securities, and computed a loss of approximately R$110,000 in this transaction. The financial strategy adopted aims at investing in Credit Linked Notes, assets with prefixed remuneration, with maturity between 1 and 5 years, issued by first line American and European banks, guaranteed by securities issued by first line Brazilian companies and banks. The credit risks of these assets are minimized since the Company and its subsidiaries have a counterpart in their financial liabilities with these institutions.

5        Inventories
	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
Finished goods and products for sale	330,100	292,752	371,494	325,266
Livestock and poultry for slaughter and sale	450,590	404,145	450,590	404,145
Raw materials	152,068	162,531	152,084	162,550
Work in process	84,635	79,319	84,635	79,319
Packaging materials	29,082	26,550	29,082	26,550
Stores	19,578	20,028	19,578	20,028
Products in transit	11,998	11,894	12,140	11,922
Advances to suppliers	11,759	17,787	11,766	17,797
Imports in transit	1,857	1,147	1,857	1,147

	1,091,667	1,016,153	1,133,226	1,048,724

6       Recoverable taxes

	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
IPI	62,528	68,207	62,882	68,561
ICMS	70,884	59,746	72,746	61,510
COFINS	62,269	55,893	62,277	55,901
PIS	12,383	15,927	12,383	15,927
Income and social contribution taxes	10,692	18,453	11,880	19,689
Others	2,140	2,172	2,161	2,187
	220,896	220,398	224,329	223,775

Short-term portion	149,392	153,200	152,354	156,150
Long-term portion	71,504	67,198	71,975	67,625

Excise tax - IPI

Composed of amounts arising from the following operations: presumed credit on packaging and inputs, presumed credit for reimbursement of PIS/PASEP and COFINS on exportations and export incentives.

Value-added tax on sales and services - ICMS

Composed of credits generated in the commercial operations of a number of the Company's units and can be offset with taxes of the same nature.

PIS/COFINS

Composed of credits arising from noncumulative collection of PIS and COFINS.

Income and social contribution taxes

Correspond to income tax withheld at source on short-term financial investments and income tax and social contributions paid in advance that can be offset with federal taxes and contributions.

7        Investments

Investments	%Ownership	Shareholders' equity	Net income (loss) for the period	Equity result
					Investment balances
					06/30/2004	03/31/2004
Sadia International Ltd.	100.00	110,644	(38,930)	(30,483)	110,644	108,062
Concórdia S.A. CVMCC	99.99	45, 225	3, 056	4, 169	45, 224	42, 368
Sadia GmbH	100.00	484, 593	(36, 960)	(925)	484, 593	529, 042
Rezende Óleo Ltda.	100.00	(762)	(730)	(730)	-	-
Rezende Marketing e Comun. Ltda.	99.91	(31)	(1)	(1)	-	-
EzFood Serviços S.A.	33.33	3, 518	(3, 197)	( 1, 066 )	1, 173	1, 315
Total in subsidiaries				(29 ,036)	641 ,634	680 ,787
Other investments				-	1,384	1,384
Total investments of the Company				(29,036)	643,018	682,171
Other investments of subsidiaries/affiliates				-	16,913	16,043
Investments eliminated on consolidation				74,996	(641,634)	(680,787)
Total consolidated investments				45,960	18 ,297	17,427

The equity in earnings in the parent company is represented by a loss classified as operating equity of R$30,198 and a nonoperating gain of R$1,112. In the consolidated result it is represented by translation gains of R$44,848 and a nonoperating gain of R$1,112.

8        Property, plant and equipment

		Parent company
	Average annual rate (%)	Cost	Depreciation	Carrying amount
		06/30/2004	06/30/2004	06/30/2004	03/31/2004
Buildings	4	681,811	(293,914)	387,897	391,621
Machinery and equipment	15	755,418	(465,922)	289,496	295,648
Installations	10	172,534	(104,575)	67,959	67,737
Vehicles	27	15,081	(10,473)	4,608	4,517
Forestation and reforestation	-	18,681	(6,522)	12,159	12,020
Trademarks and patents	10	1,667	(1,024)	643	708
Others	-	201	(107)	94	98
Construction in progress	-	152,531	-	152,531	115,140
Advances to suppliers	-	8,374	-	8,374	8,016

		1,806,298	(882,537)	923,761	895,505

		Consolidated
	Average annual rate (%)	Cost	Depreciation	Carrying amount
		06/30/2004	06/30/2004	06/30/2004	03/31/2004
Buildings	4	682,900	(294,430)	388,470	392,205
Machinery and equipment	15	757,890	(467,290)	290,600	296,671
Installations	10	172,784	(104,646)	68,138	67,911
Vehicles	27	15,606	(10,611)	4,995	4,679
Forestation and reforestation	-	18,681	(6,522)	12,159	12,020
Trademarks and patents	10	1,681	(1,024)	657	722
Others	-	1,481	(710)	771	778
Construction in progress	-	152,531	-	152,531	115,140
Advances to suppliers	-	8,399	-	8,399	8,041

		1,811,953	(885,233)	926,720	898,167

In conformity with CVM Deliberation 193/96 the interest incurred in the period arising from financing of projects for modernization and expansion of the industrial units was recorded in the respective costs of the construction in progress in the amount of R$4,792 (R$3,861 at June 30, 2003).

The Company has assets that are not being used in the current operation and which, therefore, are available for sale. These assets are recorded in the consolidated property, plant and equipment at their estimated realization value of R$20,388 (R$19,522 at March 31, 2004), less the costs to be incurred in their sale.

9        Deferred charges

		Parent Company
		Cost	Amortization	Carrying amount
	Rate (%)	06/30/2004	06/30/2004	06/30/2004	03/31/2004
Preoperating expenses	25	230,783	(177,641)	53,142	64,160
Product development	20	8,524	(6,124)	2,400	2,426
Others	20	129	(22)	107	103
		239,436	(183,787)	55,649	66,689

		Consolidated
		Cost	Amortization	Carrying amount
	Rate (%)	06/30/2004	06/30/2004	06/30/2004	03/31/2004
Preoperating expenses	25	232,655	(178,665)	53,990	65,070
Product development	20	8,524	(6,124)	2,400	2,427
Others	20	223	(89)	134	132
		241,402	(184,878)	56,524	67,629

The Company reviewed its assumptions for the amortization of preoperating expenses incurred in the implementation of management software, reducing the amortization period from 5 to 4 years. This change in the amortization estimate results from the planned implementation of a new version of the software as from 2005. This change generated an additional amortization for the period in the amount of R$2,914 (R$5.828 in the six-month period).

10      Loans and financing - Short-term

	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
Short-term
Foreign currency
Credit lines for the development of foreign trade, with interest rates from 3.90% to 5.25% p.a., guaranteed by promissory notes or sureties	-	-	30,316	72,831
Export financing composed of prepayment subject to LIBOR variation for 6-month deposits (1.87% in June 2004) plus interest of 2.04% p.a., guaranteed by promissory notes or sureties	158,165	174,185	158,165	174,185
Currency swap contracts	-	21,632	-	21,632
Interest rate swap contracts	9,341	3,172	10,258	3,172
	167,506	198,989	198,739	271,820
Local currency
Rural credit lines and working capital loans with interest of 8.75% p.a.	329,214	166,162	329,371	166,162
Currency swap contracts	83,116	55,362	83,116	55,362
	412,330	221,524	412,487	221,524
	579,836	420,513	611,226	493,344

	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
Short-term portion of the long-term debt
Foreign currency
IFC (International Finance Corporation) funding in foreign currency for investments payable in installments, of which R$124,120 is subject to interest at the rate of 8.52% p.a., and R$47,225 at 9.05% p.a., guaranteed by real estate mortgages	171,345	173,919	171,345	173,919
Export financing composed of prepayment subject to LIBOR variation for 6-month deposits (1.87% in June 2004) and interest of 5.35% p.a. and a line focused on the incentive for foreign trade activities, plus annual interest of 5.33% p.a., guaranteed by promissory notes or sureties	426,366	282,882	427,125	282,882
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINEM in the amount of R$14,011 subject to the weighted average of exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% p.a. and FINAME EXIM in the amount of R$47,699 subject to the weighted average of exchange variation of currencies traded by BNDES-UMBNDES and fixed interest of 3.86%, guaranteed by mortgage bonds and real estate mortgage	61,710	58,094	61,710	58,094
Others	186	13,818	186	13,818
	659,607	528,713	660,366	528,713

	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINAME in the amount of R$ 8,386 subject to the Long-Term Interest Rate -TJLP (9.75% p.a. in June 2004) and interest of 3.30% p.a., FINAME-EXIM in the amount of R$ 522,258 subject to TJLP (9.75% p.a. in June 2004) and interest of 3.89% p.a. and FINEM in the amount of R$ 16,826 subject to TJLP (9.75% p.a. in June 2004) and interest of 3.50% p.a., guaranteed by mortgage bonds and real estate mortgages	547,470	206,166	547,470	206,166
PESA - Special Aid for Agribusiness payable in installments, subject to IGPM variation and annual interest of 9.76%, guaranteed by sureties	2,572	6,787	2,572	6,787
Others	267	257	267	257
	550,309	213,210	550,309	213,210
Short-term portion of long-term debt	1,209,916	741,923	1,210,675	741,923
Total short-term	1,789,752	1,162,436	1,821,901	1,235,267

At June 30 , 2004 the weighted average interest on short-term loans was 6.33 % p.a. (5.16 % p.a. at March 31, 2004 ).

11      Loans and financing - Long-term

	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
Foreign currency
IFC (International Finance Corporation) funding in foreign currency for investments in property, plant and equipment, of which R$124,120 is subject to interest at the rate of 8.52% p.a. and R$47,225 at 9.05% p.a., guaranteed by real estate mortgages	171,345	173,919	171,345	173,919
Export financing composed of prepayment, payable in installments up to 2010, subject to LIBOR variation for 6-month deposits (1.87% in June 2004) plus annual interest of 5.35% p.a, and a line focused on the incentive for foreign trade, with an interest rate of 5.33% p.a. , guaranteed by promissory notes or sureties	1,283,996	1,271,290	1,440,130	1,271,290

BNDES (National Bank for Economic and Social Development), payable from 2004 to 2009, composed as follows: FINEM in the amount of R$59,878 subject to the weighted average of the exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% p.a. and FINAME EXIM in the amount of R$48,699 subject to the weighted average of the exchange variation of currencies traded by BNDES - UMBNDES and fixed annual interest of 3.86% p.a. guaranteed by mortgage bonds and real estate mortgages	108,577	107,027	108,577	107,027

Currency swap contracts	-	15,705	-	15,705
Interest rate swap contracts	-	-	-	3.534
Others	186	13,818	186	13,818

	1,564,104	1,581,759	1,720,238	1,585,293
Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, payable from 2004 to 2008, composed as follows: FINAME in the amount of R$22,330 subject to the Long-Term Interest Rate -TJLP (9.75% p.a. in June 2004) and interest of 3.30% p.a., FINAME-EXIM in the amount of R$609,994 subject to TJLP (9.75% p.a. in June 2004) and interest of 3.89% p.a. and FINEM in the amount of R$60,555 subject to TJLP (9.75% p.a. in June 2004) and interest of 3.50% p.a., guaranteed by mortgage bonds and real estate mortgages	692,879	607,278	692,879	607,278

PESA - Special Aid for Agribusiness payable from 2004 to 2020 , subject to IGPM variation and annual interest of 9.76%, guaranteed by sureties	119,476	113,659	119,476	113,659

Currency swap contracts	105,246	115,242	105,246	115,242
Others	5,718	5,673	5,718	5,673

	923,319	841,852	923,319	841,852
	2,487,423	2,423,611	2,643,557	2,427,145
Short-term portion of long-term debt	(1,209,916)	(741,923)	(1,210,675)	(741,923)
Total long-term	1,277,507	1,681,688	1,432,882	1,685,222

The noncurrent portions of financings at June 30, 2004 mature as follows:

	Parent company	Consolidated
Maturity
2005	460,724	616,099
2006	357,724	357,724
2007	116,222	116,222
2008	85,866	85,866
2009	71,649	71,649
2010 onwards	185,322	185,322

	1,277,507	1,432,882

The International Finance Corporation - IFC funding involves certain restrictive covenants for distribution of dividends in addition to minimum mandatory dividends when obligations, such as certain consolidated financial ratios ( current liquidity, long-term and total indebtedness), are not met. At December 31, 2003, the Company did not meet the obligation in connection with consolidated long-term indebtedness ratios, reclassifying for this reason the portion of long-term debt to short-term, a situation that has not changed for the period ended June 30, 2004.

12      Contingencies

The Company and its subsidiaries is a have several ongoing claims of a labor, civil and tax nature, resulting from its normal business activities. The respective provisions for contingencies were constituted based on the evaluation by the Company's legal counsel, which considered that unfavorable outcomes are likely. Whenever necessary, judicial deposits were made.

The Company's management believes that the provision for contingencies shown below is sufficient to cover any losses arising from legal proceedings .

	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
Tax proceedings	34,554	33,090	38,769	37,314
Civil proceedings	18,809	19,681	18,810	19,681
Labor proceedings	13,071	12,765	13,103	12,800
	66,434	65,536	70,682	69,795

Tax litigation

The main tax contingencies involve the following cases:

Income and social contribution taxes on net income

Provision for income and social contribution taxes on net income amounting to R$6,120, recorded on the acquisition of the subsidiary Granja Rezende (merged in 2002).

State VAT (ICMS)

The Company is a defendant in several administrative cases involving ICMS, mainly in the States of São Paulo, Rio de Janeiro and Amazonas (SUFRAMA), totaling a probable contingency estimated at R$22,304 .

Other tax contingencies

Several cases related to payment of IOF (Tax on Financial Operations), PIS (Social Integration Program Tax), COFINS (Tax for Social Security Financing) and others totaling a probable loss of R$10,345 .

IPI Export Incentive - Decree Law No. 491/69

Sadia S.A., successor of the merged companies Sadia Concórdia S.A. and Frigobrás Companhia Brasileira de Frigoríficos S.A., has been claiming through judicial proceedings the benefit of the IPI export incentives, under Decree Law No. 491/69, for the period from 1981 to 1990.

In May 2002, Sadia Concórdia and Frigobrás obtained final non-appealable decisions from the Regional Federal Court of the 1st Region, based on the decision of unconstitutionality handed down at the Plenary Meeting of the Federal Supreme Court - STF. Based on these decisions and on the opinion of legal advisors that there is no possibility of appealing on the part of the Federal Government, the Company recognized the tax credit referring to the legal action involving Sadia Concórdia and Frigobrás.

The Company is still awaiting the judgment of the judicial proceeding involving Frigobrás for the period from December 1988 to October 1990 in order to recognize the corresponding tax credit.

Civil litigation

Represents principally proceedings involving claims for indemnification for losses and damages, including pain and suffering, arising from work-related accidents and consumer relations in the amount of R$10,588 and several civil claims in connection with issues related to poultry genetics in the amount of R$8,222 at June 30,2004.

Labor claims

There are approximately 1,750 labor claims against the Company. These claims involve mainly the payment of overtime, and health exposure or hazard premiums , none of them involving a significant amount on an individual basis.

13      Income and social contribution taxes

Income and social contribution taxes were calculated at applicable rates, as shown below:

a.  Reconciliation of expenses related to income and social contribution taxes

	Parent company		Consolidated
	06/30/2004	06/30/2003	06/30/2004	06/30/2003
Income before taxation/profit sharing	258,968	207,195	265,745	197,111
Interest on shareholders' equity	(51,349)	(47,074)	(51,349)	(47,074)
Income before income and social contribution taxes	207,619	160,121	214,396	150,037
Income and social contribution taxes at nominal rate	(70,590)	(54,441)	(72,895)	(51,013)
Adjustment to calculate the effective rate
Permanent differences :
Equity in earnings of subsidiaries	(9,872)	48,856	(10,882)	46,043
Interest on shareholders' equity of subsidiaries	-	-	-	684
Others	2,937	(3,579)	2,992	(4,970)
Provision for income and social contribution taxes on foreign subsidiary	13,502	(5,508)	13,502	(5,508)
Income and social contribution taxes at effective rate	(64,023)	(14,672)	(67,283)	(14,764)

b.  Composition of deferred income and social contribution taxes

	Parent company		Consolidated
	06/30/2004	03/31/2004	06/30/2004	03/31/2004
Assets
Deferred taxes :
Provision for contingencies	28,136	27,830	28,136	27,830
Provision for deferred taxes on exchange variation	9,547	9,252	9,547	9,252
Provision for loss on property, plant and equipment	5,528	5,557	5,528	5,557
Employees' profit sharing	8,611	4,929	8,611	4,929
Allowance for doubtful accounts	2,845	2,580	2,845	2,580
Tax losses and negative basis of social contribution on foreign results	22,663	28,707	22,663	28,707
Summer plan depreciation	4,235	4,395	4,235	4,395
Others	2,245	2,245	3,751	4,354
Employees' benefit plan	24,435	24,435	24,435	24,435

Total deferred tax assets	108,245	109,930	109,751	112,039

Short-term portion, net	41,467	41,467	41,467	41,467
Long-term portion, net	66,778	68,463	68,284	70,572

Liabilities
Deferred taxes :
Depreciation - Rural activity	10,253	9,802	10,253	9,802

Total deferred tax liability	10,253	9,802	10,253	9,802

Total taxes, net	97,992	100,128	99,498	102,237

14     Shareholders' equity

a. Capital

Subscribed and paid-in capital is represented by the following shares with no par value, at June 30, 2004 and March 31, 2004 :

Common shares	257,000,000
Preferred shares	426,000,000
Total shares	683,000,000
Preferred shares in treasury	(304,288)
Total outstanding shares	682,695,712

b.  Changes in shareholders' equity

	Capital	Profit reserves	Treasury stock	Retained earnings	Total
Balances as of December 31, 2003	1,000,000	470,450	(198)	24,932	1,495,184
Net income for the quarter	-	-	-	127,729	127,729
Balances as of March 31, 2004	1,000,000	470,450	(198)	152,661	1,622,913
Interest on shareholders' equity	-	-	-	(51,349)	(51,349)
Net income for the quarter	-	-	-	67,216	67,216
Balances as of June 30, 2004	1,000,000	470,450	(198)	168,528	1,638,780

c. Treasury stock

The Company's treasury stock consists of 304 lots of 1,000 preferred shares for future sale and/or cancellation.

d. Market value

The market value of Sadia S.A., shares according to the 2004 average quotation of shares negotiated on the São Paulo Stock Exchange - BOVESPA, corresponded to R$4,050 per thousand shares at June 30, 2004 (R$4,160 at March 31, 2004). Net equity on that date was R$2,400.45 per thousand shares (R$2,377.21 at March 31, 2004).

e. Interest on shareholders' equity

In a meeting held on June 30, 2004, the Supervisory Board of Sadia authorized payment of interest on shareholders' equity in the amount of R$ 0,07080 for each common share and R$ 0,07788 for each preferred share, gross of income tax at source. This interest will be attributed to the shareholders as prepayment and on account of the result for the current year, and is computed in the calculation for the minimum compulsory dividend that will be approved in the next Ordinary General Meeting.

15      Financial income (expenses), net

	Parent company		Consolidated
	06/30/2004	06/30/2003	06/30/2004	06/30/2003
Financial expenses
Interest	(114,693)	(151,647)	(183,299)	(159,277)
Monetary variations - Liabilities	(26,198)	(634)	(32,797)	(585)
Exchange variations - Liabilities	(100,560)	287,531	(122,935)	283,513
Others	(27,964)	(24,912)	(39,432)	(23,352)
	(269,415)	110,338	(378,463)	100,299
Financial income
Interest	81,797	130,995	86,305	192,240
Monetary variations - Assets	5,351	2,742	7,297	1,103
Exchange variations - Assets	99,888	(286,382)	91,131	(188,766)
Others	9,358	10,852	15,501	15,725
	196,394	(141,793)	200,234	20,302
	(73.021)	(31.455)	(178.229)	120.601

16      Risk management and financial instruments

Company operations are exposed to market risks, principally in relation to exchange rate variations, credit risk and grain purchase prices. These risks are permanently monitored by specific committees, composed of members of the Board of Directors , who are responsible for defining the Board's risk management strategy by determining the position and exposure limits.

a. Exchange rate risk

The exchange rate risk for loans, financing and any other payables denominated in foreign currency is hedged by short-term investments denominated in foreign currency and by derivative financial instruments, such as rate swaps (dollar to CDI) , and future market agreements, in addition to receivables in U.S. dollars from exports, which also reduce exchange variations by serving as a "natural hedge".

The Company, within its hedge strategy, uses currency futures contracts (US dollars and Euros), as a form of mitigating exchange rate risks on approximately 50% of the current and future receivables, for the six-month period, arising from billing in foreign currency. The nominal amounts of these contracts are not recorded in the quarterly information.

With the objective of providing better presentation, as from June 30, 2004, the results of the operations in the currency futures market, realized and not financially settled, are recorded in the quarterly information in "Amounts receivable from futures contracts" and "Amounts payable for futures contracts", previously recorded as short-term financial investments, and loans and financing, respectively.

Unearned income from contracted operations with future maturities is not recognized in the accounting. The market value of these contracts, if they were settled at June 30, 2004, would give rise to a negative result of approximately R$5,500.

	Consolidated
	06/30/2004	03/31/2004
Assets and liabilities in foreign currency
Cash and short-term investments	1,481,790	1,169,212
Amounts receivable from futures contracts	5,296	34,405
Trade accounts receivable	192,612	302,952
Suppliers	(28,449)	(25,091)
Loans and financing	(1,918,977)	(1,857,113)
Amounts payable for futures contracts	(3,386)	(5,451)
Swap contracts (dollar for CDI)	865,799	982,445
	594,685	601,359

Consolidated hedge contracts outstanding at June 30, 2004 with their respective payment schedules are as follows:

Derivative instruments	Position	Payment schedule
	06.30.2004	2004	2005	2006	2007	Others

Currency swap contracts

Base value - R$	865,799	281,878	417,188	144,449	12,908	9,376
Base value - US$	302,930	95,161	147,302	52,963	4,347	3,157
Receivables/payables
Asset	147,582	25,071	77,295	44,011	698	507
Liability	(188,360)	(39,560)	(93,201)	(55,089)	(295)	(215)

Rate swap contracts

Base value - R$	201,987	201,987	-	-	-	-
Base value - US$	65,000	65,000	-	-	-	-
Amount payable	917	917	-	-	-	-

Futures contracts - US dollars

Long position - US$	15,000	15,000	-	-	-	-

Short position - US$

	409,000	355,500	53,500	-	-	-

Futures contracts - Euros

Short position	40,000	40,000	-	-	-	-
	5,000	5,000	-	-	-	-

Future market contracts
Receivable	5,296	5,296
Payable	(3,386)	(3,386)	-	-	-	-

b. Credit risk

The Company is potentially exposed to credit risk in relation to its trade accounts receivable, long and short-term investments and derivative instruments. The Company limits the risk associated with these financial instruments by subjecting them to the control of highly rated financial institutions that operate within the limits pre-established by the credit and financing committees.

The concentration of credit risk with respect to accounts receivable is minimized due to the spread of its client base, since the Company does not have any customer or group representing 10% or more of its consolidated revenues, as well as granting credits for customers with solid financial and operational ratios. Generally, the Company does not require a guarantee for accounts receivable.

An allowance for doubtful accounts was established for the receivable where management considers that there exists a risk of it not being received. The expenses with doubtful receivable totaled R$5,420 in the period ended June 30, 2004 (R$3,737 at June 30, 2003).

As a way of reducing its credit risk and financial indebtedness, the Company maintains operations for obtaining a line of revolving credit in the amount of up to US$70 million, through assignment of receivables from the Company's exportations and the cost of the operation is an average interest rate of 1% p.a. + LIBOR. As a form of eliminating credit risks (client and country), it has taken out credit insurance, covering 90% of the payments to the banks in case of default. In June 2004, the assigned amount of receivables amounted to approximately US$70,000.

In addition, a Credit Rights Investment Fund (FIDC ) was established in the domestic market ,managed by Concórdia S.A. Corretora de Valores Mobiliários, Câmbio e Commodities .It has a total paid-in shareholders' equity of R$150,000, with the following interests: R$120,000 by Banco Rabobank, R$20,000 by Fundação Attilio Fontana and R$10,000 by Sadia S.A., whose resources are allocated to the acquisition of Sadia S.A. domestic market receivables with a discounted cost equivalent to 95% of the CDI per senior quota.

c. Grain purchase price risks

The Company 's operations are exposed to the volatility in prices of grain (corn and soybean) used in the preparation of fodder for its breeding stock, where the price variation results from factors beyond the control of management , such as climate , the size of the harvest , transport and storage costs and government agricultural policies, among others. The Company maintains a risk management strategy based on its inventory policy through physical control, which includes advanced purchases in advance in harvest periods aligned with future market operations.

d.  Estimated market values

Financial assets and liabilities are presented in the quarterly financial information balance sheet at cost plus accrued income and expenses and are stated according to their corresponding expected realization or settlement.

The market value of the derivatives at December June 30, 2004 , estimated based on market price quotations for similar contracts, approximated corresponding book values. Estimated market values of financial instruments as compared to accounting balances are presented in the table below:

	Consolidated
	06/30/2004		03/31/2004
	Book value	Market value	Book value	Market value
Cash and cash equivalents	446,024	446,024	137,716	137,716
Short-term investments - Local currency	1,224,118	1,224,118	1,179,812	1,179,812
Short-term investments - Foreign currency	1,324,558	1,339,063	1,151,076	1,164,803
Trade accounts receivable	371,530	371,530	471,432	471,432
Loans and financing	3,254,783	3,249,120	2,925,940	2,925,940
Suppliers	498,334	498,334	417,047	417,047
Futures contracts, net	1,910	1,910	28,954	28,954

e. Financial indebtedness

Financial indebtedness comprises financial assets (cash, banks and short-term investments) and financial liabilities (loans), adjusted by the nominal values of currency exchange contracts (dollar vs.CDI) in the amount of R$550,017 (R$43 6,636 at March 31, 2004 ) in the short-term and R$315,782 (R$545 ,809 at March 31, 2004 ) in the long-term, as shown below:

	Consolidated
	06/30/2004			03/31/2004
			Net			Net
	Assets	Liabilities	balance	Assets	Liabilities	balance
Short-term
Local currency	1,492,887	1,512,813	(19,926)	1,280,740	871,370	409,370
Foreign currency	1,154,144	312,474	841,670	1,062,340	369,348	692,992

	2,647,031	1,825,287	821,744	2,343,080	1,240,718	1,102,362
Long-term
Local currency	20,023	688,792	(668,769)	18,652	1,174,451	(1,155,799)
Foreign currency	332,942	744,090	(411,148)	141,277	510,771	(369,494)

	352,965	1,432,882	(1,079,917)	159,929	1,685,222	(1,525,293)

Net debt	2,999,996	3,258,169	(258,173)	2,503,009	2,925,940	(422,931)

17     Employees' profit sharing

The Company concedes to its employees  profit sharing plans , which depend on attaining specific targets, established and agreed to at the beginning of each year. At March 31, 2004, the Company changed the classification of the employees' profit sharing, recording it as other operating results. With the objective of providing better comparability, the amount recorded at June 30, 2003 in the amount of R$10,599 under Parent company and R$ 11,090 under Consolidated were reclassified in the same account.

18      Insurance (not reviewed)

The Company and its subsidiaries have adopted a policy of maintaining insurance coverage at levels that management considers adequate to cover any risks related to liability or damages involving their assets. Due to the characteristics of the operations carried out in multiple locations, the management takes out insurance for maximum possible loss in a single event, which covers fire, comprehensive general liability and miscellaneous risks (storms, lightning and floods). The Company also takes out insurance for the transportation of goods, personal injury and vehicles.

19      Related party transactions

Transactions with related parties are represented mainly by commercial sales from the parent company to the subsidiaries and are performed at normal market prices and under conditions similar to those with third parties. Intercompany balances presented in the balance sheets and income statements as of June 30, 2004 and March 31, 2004 are set out below.

	06/30/2004	03/31/2004
Accounts receivable
Laxness F. C. P. A. S.A.	573.931	533,709
Sadia International Ltd .	10.267	24,720
Sadia Alimentos S.A.	1.267	935
Sadia Uruguay S.A.	600	556
Sadia Chile S.A.	1.610	779

	587,675	560,699
Interest on shareholders' equity
Concórdia C.V.M.C.C.	-	1,710

	-	1,710
Loan agreements
Sadia International Ltd.	33,269	30,217
Rezende Óleo Ltda.	824	823
Concórdia C.V.M.C.C.	3	-
Rezende Marketing e Comunicação Ltda.	53	53

	34,149	31,093
Advances from clients
Sadia International Ltd.	(9,555)	(8,922)

	(9,555)	(8,922)

	06/30/2004	06/30/2003
Sales
Laxness F.C. P.A.S.A.	1,032,921	583,138
Sadia International Ltd.	42,186	232,617
Sadia Chile S.A.	4,508	4,354
Sadia Alimentos S.A.	3,611	-
Sadia Uruguay S.A.	2,311	1,736
Sadia Argentina S.A.	-	1,463

	1,085,537	823,308
Financial result - Net
Sadia International Ltd.	2,306	(3,772)

20      Private pension plan

a. Social security plan

The Company and its subsidiary Concórdia S.A. C.V.M.C.C. are the sponsors of a defined contribution social security plan for employees managed by the Fundação Attílio Francisco Xavier Fontana.

The supplementary pension benefit is defined as the difference between (i) the benefit wage (updated average of the last 12 participation salaries, limited to 80% of the last participation salary) and (ii) the amount of the pension paid by the National Institute of Social Security. The supplementary benefit is updated on the same base date and in accordance with the rates applicable to the main activity category of the Company, discounting real gains.

The actuarial system is that of capitalization for supplementary retirement and pension benefits and of simple apportionment for the supplementary disability compensation. The Company's contribution is based on a fixed percentage of the payroll of active participants, as annually recommended by independent actuaries and approved by the trustees of the Fundação Attilio Francisco Xavier Fontana.

At June 30, 2004 and 2003, the parent company contributions totaled R$970 and R$900 respectively, and for the consolidated contributions, R$986 and R$911 .

According to the Foundation's statutes, the sponsoring companies are jointly liable for the obligations undertaken by the Foundation on behalf of its participants and dependents.

At June 30, 2004 the foundation had a total of 25,328 participants (25,943 in March 31, 2004 ), of which 21,969 were active participants (22,625 in March 31, 2004 ).

b. Defined contribution plan

As from January 1, 2003, the Company began to adopt a new supplementary social security plans under the defined contribution modality for all employees hired by Sadia and its subsidiaries. Under the terms of the regulations, plans are funded on an equitable basis so that the portion paid by the Company is equal to the payment made by the employee in accordance with a contribution scale based on salary bands that vary between 1.5% and 6% of the employee's remuneration, observing a contribution limit that is updated annually. The contributions made by the Company at June 30 , 2004 and 2003 totaled R$594 and R$201 respectively.

c. Employee benefit plan

In addition to the pension plan, the Company 's human resources policy addresses offers the following benefits:

•  Payment of the penalty in connection with the Government Severance Indemnity Fund for Employees upon retirement;

•  Payment of a bonus for time of service;

•  Payment of indemnification for termination of service ; and

•  Payment of indemnification for retirement.

These benefits are due to a in one single payment upon the employee's retirement or termination of service, and the amounts are computed by actuarial calculations.

21      Additional information

The statements of cash flow and added value are presented as additional information to the financial information.

a. Statement of cash flow

The statement of cash flow was prepared by the indirect method based on accounting records in accordance with the instructions established in the NPC 20 of the Brazilian Institute of Independent Auditors - ( IBRACON ).

	Parent company		Consolidated
	06/30/2004	06/30/2003	06/30/2004	06/30/2003
Net income for the period	194,945	192,523	198,530	182,751
Adjustments to reconcile net income to cash generated by operating activities:
Variation in minority interest			68	(421)
Accrued interest, net of paid interest	77,742	(100,126)	100,390	(85,588)
Depreciation, amortization and depletion allowances	64,565	63,829	64,908	64,360
Equity in income of subsidiaries	29,036	(143,693)	(45,960)	66,910
Deferred taxes	36,221	6,355	37,306	4,845
Contingencies	2,519	8,242	2,669	9,713
Disposal of permanent assets	803	4,885	798	10,927
Variation in operating assets and liabilities:
Trade notes receivable	35,985	184,887	114,984	14,019
Inventories	(210,771)	24,838	(212,662)	10,477
Recoverable taxes, prepaid expenses and others	(22,226)	(23,144)	24,079	(96,301)
Assets for sale	(659)	8,366	(658)	8,366
Judicial deposits	280	(2,573)	280	(2,574)
Suppliers	124,331	79,138	120,485	77,866
Advances from customers	(3,842)	(4,490)	46	1,363
Taxes payable, salaries payable and others	(116,873)	(17,133)	(68,882)	(22,323)

Net cash generated by operating activities	212,056	281,904	336,381	244,390
Investment activities:
Funds from the sale of permanent assets	1,142	4,843	1,200	4,843
Investments in subsidiaries	(708)	(1,190)	-	-
Purchase of property, plant and equipment	(99,676)	(28,754)	(100,322)	(29,544)
Short-term investments	(681,589)	(814,415)	(1,583,957)	(1,713,196)
Redemption of investments	541,577	899,012	1,466,390	1,689,776

Net cash from investment activities	(239,254)	59,496	(216,689)	(48,121)
Loans:
Loans received	822,016	892,203	988,320	1,391,591
Loans repaid	(509,845)	(1,192,302)	(804,720)	(1,511,122)
Dividends paid	(87,671)	(62,729)	(87,671)	(62,729)

Net cash from loans	224,500	(362,828)	95,929	(182,260)
Cash at beginning of year	91,130	131,850	230,403	142,983
Cash at end of year	288,432	110,422	446,024	156,992

Net increase (decrease) in cash	197.302	(21.428)	215.621	14.009

b. Statement of consolidated added value

The statement of added - value statement presents generation and distribution of revenues as presented in the statement of income for the period. These revenues were basically distributed among human resources, third-party capital, government and shareholders.

The statement of added-value was prepared based on the model provided by the Institute for Accounting, Actuarial and Financial Research of the University of São Paulo.

	Consolidated
	30/06/04	30/06/04
Revenues/Income	3,570,983	2,601,040
- Revenues generated by operations	3,391,218	2,667,638
Sale of products, goods and services	3,391,218	2,667,638
- Income from third parties	179,765	(66,598)
Other operating results	2,448	(12,708)
Financial income	133,667	20,303
Equity pickup	45,960	(66,910)
Other nonoperating results	(2,310)	(7,283)
Raw materials acquired from third parties	(1,540,344)	(1,399,324)
Services rendered by third parties	(607,550)	(489,897)
Added value to be distributed	1,423,089	711,819
Distribution of added value	1,423,089	711,819
- Human resources	379,614	296,641
- Interest on third-party capital	296,283	(114,134)
- Government	478,402	278,868
ICMS	253,276	184,729
PIS/COFINS	141,356	64,354
Income and social contribution taxes	67,283	14,764
CPMF and others	16,487	15,021
- Shareholders (Dividends)	51,349	47,074
- Retention	217,441	203,370
Depreciation/Amortization/Depletion	64,908	64,360
Retained profits	147,113	135,273
Others	5,420	3,737

Sadia S.A. and subsidiaries

Board of Directors
Romano Ancelmo Fontana Filho	Chairman
Osório Henrique Furlan	Member
Walter Fontana Filho	Member
Sérgio Fontana dos Reis	Member
Marise Pereira Fontana Cipriani	Member
Alcides Lopes Tápias	Member
Vicente Falconi Campos	Member
Roberto Faldini	Member
Everaldo Nigro dos Santos	Member
Francisco Silverio Morales Cespede	Member
Norberto Fatio	Member

Officers
Walter Fontana Filho	Chief Executive Officer
Eduardo Fontana D'Ávila	Industrial Director
Gilberto Tomazoni	Marketing and Sales Director
Luiz Gonzaga Murat Júnior	Chief Financial Officer and Investor Relations Director
Flávio Riffel Schmidt	Information Technology Director
Alfredo Felipe da Luz Sobrinho	Institutional and Legal Relations Director
Adilson Serrano Silva	Human Resources Director
Alexandre de Campos	International Sales Director
Antonio Paulo Lazarretti	Development of Processes and Products Director
Artêmio Fronza	Grain and Fodder Purchase Director
Flávio Luis Fávero	Industrialized Production Director
Gilberto Meirelles Xandó Baptista	Marketing Director
Guilhermo Henderson Larrobla	International Sales Director - Middle East
Paulo Francisco Alexandre Striker	Logistics Director
Roberto Banfi	International Sales Director
Ronaldo Korbag Muller	Poultry Production Director
Sérgio Carvalho Mandin Fonseca	Sales Director
Valmor Savoldi	Supply Director
Cláudio Lemos Pinheiro	Corporate Controllership Manager
Jairo Aldir Wurlitzer	Accounting Manager CRC/SC 13.937
Giovanni F. Lipari	Accountant CRC 1SP201389/0-7